Exhibit 99

MURPHY OIL PROVIDES SECOND QUARTER EARNINGS GUIDANCE

EL DORADO, Arkansas, July 1, 2003 — Murphy Oil Corporation (NYSE:MUR) expects income before special items for the second quarter of 2003 to be between $.50 and $.65 per share. Special items to be recognized in the quarter include an after-tax gain of approximately $34 million related to the closing of the sale of certain North Sea properties and an after-tax charge of approximately $11 million to cover costs associated with the June 10 fire at the Meraux refinery.

Production during the quarter is estimated to average 120,000 barrels of oil equivalent (BOE) per day, as expected. Curtailed production volumes in Ecuador and loss of volumes from the sale of the North Sea properties were more than offset by the start up of West Patricia production offshore Malaysia. Average crude oil and natural gas sales volumes for the quarter should be 112,000 BOE per day including four liftings offshore eastern Canada. Dry hole charges for the quarter should be in the range of $7 million to $25 million depending on the results of two wells currently drilling in the deepwater Gulf of Mexico. Wells at the Cool Papa (37.5%) and Medusa North (60%) prospects spud mid-quarter and results are expected to be known in time to be included in the second quarter.

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The Company expects its worldwide downstream business to post income before special items of approximately $13 million, excluding the impact of fire damage and subsequent downtime of the Meraux refinery. As previously announced, the Company will recognize pretax charges of $4.2 million for deductibles and self-insurance attributable to the fire during the quarter. The Company will also recognize a pretax loss of approximately $5.2 million on sale of crude oil that will not be processed at the refinery, and will incur pretax fixed costs of approximately $7.5 million covering the period of June 11 through June 30 during which the refinery was not operational.

Earnings may also vary based on prices, volumes and the timing of actual liftings of some of the Company’s crude oil production.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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Murphy Oil Corporation

Reconciliation of Guidance Net Income to

Guidance Income Before Special Items (Unaudited)

Second Quarter 2003

(Thousands of dollars)

	Range
	Dollars	EPS
Guidance income before special items	$46,300 to $60,100	$.50 to $.65

Guidance income (loss) from special items:
Gain on sale of assets	34,000
Loss associated with Meraux fire	(11,000)

Guidance net income	$69,300 to $83,100	$.75 to $.90

Note: The Company’s results often include transactions which can affect underlying trends of operating results and comparability between years. Therefore, management uses a measure called “income before special items”, which excludes those transactions. Although income before special items is a non-GAAP measure and is not considered to be an alternative to net income under generally accepted accounting principles, this is the method used by management to evaluate the Company’s operating results and, therefore, management believes that such information is useful to investors that want to compare the Company’s performance between periods. The Company has had gains on sale of assets and charges related to refinery fires in the past and it may have these in future periods.